Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett-Packard Company pertaining to the Bitfone Corporation 2001 Stock Incentive Plan of our reports dated December 15, 2006, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company, Hewlett-Packard Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hewlett-Packard Company, included in its Annual Report (Form 10-K) for the year ended October 31, 2006, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP
San Jose, California
February 22, 2007